EXHIBIT 10.1

Spectrum Group International, Inc.

EMPLOYMENT AGREEMENT
As Amended and Restated as of February 14, 2013

This Employment Agreement (this "Agreement") is an amendment and restatement as of February 14, 2013 of that Employment Agreement originally dated December 28, 2007 and most recently amended and restated as of May 13, 2010, and is between SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation (the "Company"), and GREGORY N. ROBERTS, an individual ("Mr. Roberts").

WHEREAS, the Company and Mr. Roberts are parties to an amended and restated Employment Agreement, dated as of May 13, 2010 (without giving effect to this amendment and restatement, the "Existing Agreement");

WHEREAS, the Existing Agreement will expire June 30, 2013.

WHEREAS, the parties desire to amend the Existing Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Existing Agreement is hereby amended and restated in its entirety, and the Company and Mr. Roberts therefore agree as follows:

1.Employment; Term. The Company hereby employs Mr. Roberts, and Mr. Roberts hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement. The term of Mr. Roberts' employment under this Agreement (the "Term") commences on the date of this Agreement and, unless earlier terminated in accordance with Section 4, will terminate on June 30, 2016.

2.Duties.

(a)During the Term, Mr. Roberts shall serve as the President and Chief Executive Officer of the Company, as Chief Executive Officer of the Company's Coin Division and as Chief Executive Officer of the Company's Trading Division. Mr. Roberts will have such duties and responsibilities as are customary for Mr. Roberts' positions and any other duties or responsibilities he may be reasonably assigned by the Board of Directors.

(b)During the Term, Mr. Roberts shall devote his full business time and best efforts to the business and affairs of the Company. Mr. Roberts understands and acknowledges that Mr. Roberts' duties will require business travel from time to time.

(c)During the Term, the Company agrees to nominate Mr. Roberts to serve as a member of the Company's Board of Directors, and Mr. Roberts agrees to serve in such capacity for no additional compensation other than as provided hereunder. In the event that Mr. Roberts is serving as a member of the Company's Board of Directors at the time of the termination of his employment for any reason, then Mr. Roberts agrees to resign as a member of the Board of Directors, and from any other positions he may then hold with the Company or any of its subsidiaries, at the time of such termination and execute such documents and take such other action, if any, as may be requested by the Company to give effect to any such resignation.

3.Compensation.

(a)Commencing July 1, 2013 and thereafter during the Term, the Company shall pay Mr. Roberts a salary of $525,000 per annum (that salary, the "Base Salary"). Payment of the Base Salary will be in accordance with the Company's standard payroll practices and subject to all legally required or customary withholdings. Base Salary payable during periods before July 1, 2013 shall be governed by the terms of the Existing Agreement.

(b) Mr. Roberts shall be eligible to receive an annual bonus (the "Performance Bonus") for each of the Company fiscal years of 2014 and thereafter during the Term. The Performance Bonus, if any, will be based on the extent to which performance goals established by the Company for each of such years have been met, as more fully set forth on Exhibit A hereto. Each Performance Bonus, if any, shall be paid within 30 days following the issuance of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than January 2 of the year following the end of such fiscal year. Except as provided in Section 5, Mr. Roberts must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus. The amount of any bonus payable for fiscal 2013 or earlier periods shall be governed by the terms of the Existing Agreement.

(c)On February 15, 2013, the Company shall grant to Mr. Roberts the following options to acquire common stock of the Company (the “Options”), all of which shall vest immediately on the date of grant:

100,000 options at an exercise price of $2.50 per share
100,000 options at an exercise price of $3.00 per share
100,000 options at an exercise price of $3.50 per share

The Options shall have a stated expiration date on the tenth anniversary of the date of grant, subject to earlier termination of the option term as provided in the award agreement. The Options shall be granted pursuant to the form of award agreement attached as Exhibit B to this Agreement.

(d) Upon submission by Mr. Roberts of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly reimburse Mr. Roberts for all reasonable and necessary travel, business entertainment and other business expenses incurred by Mr. Roberts in connection with the performance of his duties under this Agreement.

(e)During the Term, Mr. Roberts is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company to employees of the Company (either directly or through a wholly-owned subsidiary), provided that the medical, group health and disability insurance benefits provided by the Company to Mr. Roberts shall be substantially as favorable to Mr. Roberts as those generally provided by the Company to its senior executives. Additionally, Mr. Roberts is entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to the Company's policy to all senior executives of the Company. The Company may, in its sole discretion, at any time amend or terminate any such benefit plans or programs, upon not less than 30 days' prior written notice to Roberts.

(f)Upon submission of vouchers in accordance with the Company's standard procedures, the Company shall reasonably promptly directly pay or reimburse Mr. Roberts for his reasonable motor vehicle costs and related expenses, such as insurance, repairs, maintenance, and gas, up to $750.00 per month, during the Term.

(g)The Company shall indemnify Mr. Roberts, to the fullest extent permitted by the Company's by-laws and applicable law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys' fees) of any legal action brought or threatened to be brought against him or the Company or any of its affiliates as a result of, in connection with or arising out of such employment. Mr. Roberts shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its directors and officers. The Company shall advance funds to Mr. Roberts in payment of his legal fees to the fullest extent permitted by law. In the event of any inconsistency or ambiguity between this provision and the Company's by-laws, the by-laws shall prevail.

(h)Within 10 business days following the execution of the 2013 amendment and restatement of this Agreement, the Company shall pay to Mr. Roberts a one-time signing bonus in the amount of $275,000 in consideration of his execution of the amendment and restatement of this Agreement.

(i)Compensation paid or payable under this Agreement, including any Performance Bonus paid or payable under Section 3(b), shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors and in effect at the time of payment of such compensation.

4. Termination. Mr. Roberts' employment hereunder may be terminated prior to the expiration of the Term under the circumstances set forth in this Section 4. Upon any termination of Mr. Roberts' employment, the Term shall immediately end, although this Agreement shall remain in effect and shall govern the rights and obligations of the parties hereto.

(a) Mr. Roberts' employment hereunder will terminate upon Mr. Roberts' death.

(b)Except as otherwise required by law, the Company may terminate Mr. Roberts' employment hereunder at any time after Mr. Roberts becomes Totally Disabled. For purposes of this Agreement, Mr. Roberts will be "Totally Disabled" as of the earlier of (l) the date Mr. Roberts becomes entitled to receive disability benefits under the Company's long-term disability plan and (2) Mr. Roberts' inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 consecutive days due to physical or mental incapacity or impairment.

(c)The Company may terminate Mr. Roberts' employment hereunder for Cause at any time after providing written notice to Mr. Roberts. For purposes of this Agreement, the term "Cause" shall mean any of the following:

(1)	Mr. Roberts' neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(2)	any intentional act by or omission of Mr. Roberts that materially injures the reputation or business of the Company or any of its affiliates, or his own reputation;

(3)	Mr. Roberts' conviction (including conviction on a nolo contendere plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude;

(4)	the breach of an obligation set forth in Section 6;

(5)	any other material breach of this Agreement; or

(6)	any material violation of the Company's Code of Ethics, as may be amended from time to time (the "Code of Ethics").

In the cases of "neglect or failure" to perform his duties under this Agreement, as set forth in 4(c)(1) above, a material breach as set forth in 4(c)(5) above, or a material violation of the Code of Ethics as set forth in 4(c)(6) above, a termination by the Company with Cause shall be effective only if, within 30 days following delivery of a written notice by the Company to Mr. Roberts that the Company is terminating his employment with Cause, which specifies in reasonable detail the basis therefor, Mr. Roberts has failed to cure the circumstances giving rise to Cause.

(d)The Company may terminate Mr. Roberts' employment hereunder for any reason, upon 30 days' prior written notice.

(e)Mr. Roberts may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company (subject to the timing requirements relating to such notice as provided in this Section 4(e)). Mr. Roberts also may terminate his employment hereunder without Good Reason, upon 90 days written notice to the Company. For the purposes of this Agreement, "Good Reason" means any of the following occurring during the Term (unless consented to by Mr. Roberts in writing):

(1)
The Company decreases or fails to pay Mr. Roberts' Base Salary or Performance Bonus or the benefits provided in Section 3, other than an immaterial failure to pay that is corrected within the applicable cure period;

(2)	Mr. Roberts no longer holds the offices as both President and Chief Executive Officer of the Company, or no longer is a member of the Board of Directors, or his functions and/or duties under Section 2(a) are materially diminished; and

(3)
Mr. Roberts' job site is relocated to a location which is more than thirty (30) miles from the current location, unless the parties mutually agree to relocate more than thirty (30) miles from the current location.

A termination by Mr. Roberts with Good Reason shall be effective only if, within 30 days following delivery of a written notice by Mr. Roberts to the Company that Mr. Roberts is terminating his employment with Good Reason, which specifies in reasonable detail the basis therefor, the Company has failed to cure the circumstances giving rise to Good Reason. In addition, a termination by Mr. Roberts shall be effective only if the Company receives notice of such termination not later than 90 days after the event constituting Good Reason occurs.

(5)Compensation Following Termination Prior to the End of the Term. In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term, Mr. Roberts will be entitled only to the following compensation and benefits upon such termination (together with such other provisions that may be set forth in the option agreement):

(a)In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by reason of Mr. Roberts' death or Total Disability, pursuant to Section 4(a) or 4(b), the Company shall pay the following amounts to Mr. Roberts (or Mr. Roberts' estate, as the case may be), to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Code Section 409A:

(1)	any accrued but unpaid Base Salary for services rendered to the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f);

(4)	any vacation accrued and unused to the date of termination;

(5)
payment of a pro rata (based on the number of days during the year of termination that Mr. Roberts was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Roberts' employment terminated (payable as and when such bonus would have been paid had Mr. Roberts' employment continued).; and

(6)
payment of a lump sum severance payment equal to the greater of $1,500,000 or 75% of "Annualized Pay." For this purpose, "AnnualizedPay" is calculated as one-third of the sum of the salary payments during the 36 months preceding termination plus Performance Bonuses paid for the preceding three completed fiscal years (treating any Performance Bonus payable under clause (2) above as paid). The severance payment shall be reduced by the amount of any proceeds paid to Mr. Roberts or his estate, as the case may be, from any disability or life insurance policy maintained by the Company for the benefit of Mr. Roberts.

In addition, for a period of six (6) months, beginning on the date of termination of Mr. Roberts' employment by reason of death or Total Disability, the Company will, at its expense, provide medical and group health insurance benefits to Mr. Roberts and his dependents (or just his dependents, as the case may be), which benefits shall be substantially as favorable to Mr. Roberts or his dependents as those provided to him and his dependents immediately preceding the termination of his employment, provided that Mr. Roberts co-payments or other obligations to pay for such benefits shall be substantially the same as applied at the time of his termination of employment.

(b)In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by Mr. Roberts without Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Roberts, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code;

(1)	any accrued but unpaid Base Salary for services rendered to the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f); and

(4)	any vacation accrued and unused to the date of termination.

(c)In the event that Mr. Roberts' employment hereunder is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d), or by Mr. Roberts with Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Roberts, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code:

(1)	any accrued but unpaid Base Salary for services rendered to the date of termination;

(2)
the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Mr. Roberts' employment, payable as and when such Performance Bonus would have been paid had Mr. Roberts' employment continued;

(3)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d) or 3(f);

(4)	any vacation accrued and unused to the date of termination;

(5)
payment of a pro rata (based on the number of days during the year of termination that Mr. Roberts was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Roberts' employment terminated (payable as and when such bonus would have been paid had Mr. Roberts' employment continued); and

(6)	payment of a lump sum severance payment equal to the greater of.

(7)	$1,500,000 or 75% of "Annualized Pay."

(d)The benefits to which Mr. Roberts may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3(e) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

(e)Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit, or fringe benefit plan applicable to Mr. Roberts at the time of termination of Mr. Roberts' employment prior to the end of the Term, Mr. Roberts will not be entitled to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to any future period after the termination of his employment.

(f)This Agreement is subject to the Company's "Special Rules for Compliance with Code Section 409A Applicable to Employment Agreements," effective as of December 31, 2008, as from time to time amended or supplemented.

(g)ffect of Code Sections 4999 and 280G on Payments.

(1)
In the event that Mr. Roberts becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement, or any other plan, arrangement, or agreement with the Company or a subsidiary (the "Payments"), and such Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the

Code (or any similar tax that may hereafter be imposed) in connection with a change in control, then, subject to reasonable notification to Mr. Roberts and, if he so requests, discussions with his advisors, the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide Mr. Roberts with a greater net after-tax amount than would be the case if no such reduction were made. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of the Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(g). Payments payable in cash and having the lowest denominated value relative to the valuation of such Payments as "parachute payments" shall be reduced first.

(2)
In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate including, but not limited to, the advice of its independent accounting firm, legal advisors and compensation consultants. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company may take into account any relevant guidance under the Code and the regulations promulgated thereunder, including, but not limited to, the following:

(A)
The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company's independent accounting firm or other advisor;

(B)
The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company's independent accounting firm or other advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

(C)
The value of any non-competition covenants contained in this Agreement or other agreement between Mr. Roberts and the Company or an affiliate shall be taken into account to reduce "parachute payments" to the maximum extent allowable under Section 280G of the Code.

For purposes of the determinations under this Section 5(g), Mr. Roberts shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Robert's residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (unless it is impracticable for Mr. Roberts to itemize his deductions).

6.Exclusive Employment; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics; Other Commitments.

(a)No Conflict; No Other Employment. During the period of Mr. Roberts' employment with the Company, Mr. Roberts shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Mr. Roberts' duties hereunder nor shall Mr. Roberts engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company (which approval shall not be unreasonably withheld); provided, however, that Mr. Roberts shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor. The Company acknowledges and agrees that Mr. Roberts has engaged and intends to continue to engage in certain other business transactions, subject to the approval of the Audit Committee of the Company's Board of Directors as appropriate.

(b)Non-solicitation. In consideration of the payment by the Company to Mr. Roberts of amounts that may hereafter be paid to Mr. Roberts pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Mr. Roberts agrees that during his employment with the Company and for a period of one year following the date of termination of his employment, Mr. Roberts shall not, directly or indirectly, (i) solicit, encourage or recruit, or attempt to solicit, encourage or recruit any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; or (ii) solicit, encourage or recruit, or attempt to solicit, encourage or recruit, any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity.

(c)Proprietary Information. Mr. Roberts acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Mr. Roberts covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Mr. Roberts acknowledges and understands that the term "proprietary information" includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and G) all written, graphic and other material relating to any of the foregoing. Mr. Roberts acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public or information that is or becomes available to Mr. Roberts on a non confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

(d)Confidentiality and Surrender of Records. Mr. Roberts shall not during the Term or at any time thereafter (irrespective of the circumstances under which Mr. Roberts' employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Mr. Roberts shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, "confidential records" means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Mr. Roberts' possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

(e)Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or. made by Mr. Roberts, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Mr. Roberts will promptly disclose in writing such inventions, itmovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

(f)Enforcement. Mr. Roberts acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Mr. Roberts acknowledges that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6, and consents to the entry thereof. Mr. Roberts waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(g)Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Mr. Roberts' obligations under the Company's Code of Ethics. Mr. Roberts' obligations under this Section 6 are in addition to, and not in lieu of, Mr. Roberts' obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics which would permit Mr. Roberts to take any action or engage in any activity pursuant to this Section 6 which he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

(h)Cooperation With Regard to Litigation. Mr. Roberts agrees to cooperate with the Company, during the Term and thereafter (including following Mr. Roberts's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as reasonably requested. The Company agrees to reimburse Mr. Roberts, on an after-tax basis each calendar quarter, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of Section 6(h) of this Agreement (including reasonable attorneys' fees) but not later than the last day of the calendar year in which the expense was incurred (or, in the case of an expense incurred in the final quarter of a calendar year, the next following February 15).

(i) Non-Disparagement. Mr. Roberts shall not, at any time during the Term and thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Mr. Roberts from making truthful statements that are required by applicable law, regulation or legal process.

(j)Release of Employment Claims. Mr. Roberts agrees, as a condition to receipt of any termination payments and benefits provided for in Section 5 of this Agreement (other than compensation accrued and payable at the date of termination without regard to termination) that he will execute a general release agreement, in substantially the form set forth in Exhibit C to this Agreement, releasing any and all claims arising out of Mr. Roberts's employment other than enforcement of this Agreement and other than with respect to vested rights or rights provided for under any equity plan, any compensation plan or any benefit plan or arrangement of the Company or rights to indemnification under any agreement, law, Company organizational document or policy or otherwise. The Company will provide Mr. Roberts with a copy of such release simultaneously with delivery of the notice of termination, but not later than 21 days before (45 days before if Mr. Roberts's termination is part of an exit incentive or other employment termination program offered to a group or class of employees) Mr. Roberts's termination of employment. Mr. Roberts shall deliver the executed release to the Company eight days before the date applicable under Section 5 of this Agreement for the payment of the termination payments and benefits payable under Section 5 of this Agreement.

7.Notices. Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

Spectrum Group International, Inc.

1063 McGaw
Irvine, CA 92614
Attention: General Counsel

If to Mr. Roberts, to:

Mr. Greg Roberts
1063 McGaw
Irvine, CA 92614

8.Assignability; Binding Effect. This Agreement is a personal contract calling for the provision of unique services by Mr. Roberts, and Mr. Roberts' rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated. The rights and obligations ofthe Company under this Agreement bind and run in favor of the successors and assigns of the Company.

9.Complete Understanding. This Agreement constitutes the complete understanding between the parties with respect to the employment of Mr. Roberts by the Company and supersedes all prior agreements and understandings, both written and oral, between the parties (or between Mr. Roberts and Spectrum Numismatics, Inc.) with respect to the subject matter of this Agreement.

10.Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Mr. Roberts. No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Waiver by either party of any breach by the other party will not operate as a waiver of any otherbreach, whether similar to or different from the breach waived. No delay on the part of the Company or Mr. Roberts in the exercise of any of their respective rights or remedies will operate as a waiver of that right.

11.Severability. If any provision of this Agreeme11t or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will.not be affected thereby. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

12.Survivability. The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Roberts' employment hereunder, or of this Agreement, will survive such termination. Without limiting the generality of the foregoing, the provisions of Sections 3(g), 5 and 6 shall survive any termination of this Agreement in accordance with their terms.

13.Governing Law. This Agreement is governed by the laws of the State of California, without giving effect to principles of conflict of laws.

14.Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of California, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13. Nothing in this Section 20, however, affects the right of any party to serve legal process in any other manner permitted by law. Each party hereto waives trial by jury.

15.Mitigation. In no event shall Mr. Roberts be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Mr. Roberts obtains other employment.

The undersigned hereby execute this Agreement on the date stated in the introductory clause.

SPECTRUM GROUP INTERNATIONAL, INC.

By:	/s/ Carol Meltzer
Name:	Carol Meltzer
Title:	Executive Vice President and General Counsel

Gregory N. Roberts
/s/ Gregory N. Roberts

Exhibit A

Spectrum Group International, Inc.
Performance Bonus for Chief Executive Officer

This Exhibit to the Employment Agreement, as amended and restated as of February 15, 2013 (the "Employment Agreement"), between Spectrum Group International, Inc. (the "Company") and Gregory N. Roberts, sets forth the terms of the opportunity of Mr. Roberts to earn the "Performance Bonus" authorized in Section 3(b) of the Employment Agreement. This Performance Bonus remains subject to the terms of Section 3(b) and other applicable terms of the Employment Agreement. Capitalized terms herein have the meanings as defined in the Employment Agreement.

In each of fiscal years 2014, 2015 and 2016, Mr. Roberts will have the opportunity to earn a Performance Bonus as follows:

If Pre-Tax Profits (as defined below) are at least $5 million, then the Performance
Bonus shall equal the following:

• 12% of Pre-Tax Profits up to $8 million of Pre-Tax Profits; plus
• 15% of Pre-Tax Profits in excess of $8 million, up to $10 million of Pre-Tax Profits; plus
• 18% of Pre-Tax Profits in excess of $10 million of Pre-Tax Profits.

The Compensation Committee shall have the discretion to reduce the amount of any Performance Bonus payable pursuant to the above to not less than $3 million.

If Pre-Tax Profits are less than $5 million, then the Performance Bonus shall be an amount determined in the discretion of the Compensation Committee, provided that this amount of Performance Bonus payable in the discretion of the Committee shall be payable only if Pre-Tax Profits are positive (qualifying the Performance Bonus as “performance-based” under Section 162(m) of the Internal Revenue Code), and the maximum of this discretionary amount payable shall be $600,000.

Pre-Tax Profits means the Company's net income (as determined under Generally Accepted Accounting Principles or GAAP) for the given fiscal year, adjusted as follows:

•
The positive or negative effects of income taxes (in accordance with GAAP shall be eliminated from net income in determining Pre-Tax Profits. The positive or negative effects of foreign currency exchange shall be eliminated from net income in determining Pre-Tax Profits.

•
Expenses in excess of $500,000 per fiscal year incurred in connection with litigation relating to Afinsa and its affiliates and litigation relating to Messrs. Manning and Crawford, including in connection with any settlement, shall be eliminated from net income in determining Pre-Tax Profits.

•
Except for the above items, no adjustment shall be made to Pre-Tax Income; thus, for clarity, other extraordinary expenses and bonus compensation accruals shall remain included in net income and minority interests shall remain excluded from net income in determining Pre-Tax Profits.

Adjustments shall be determined by the Committee, in good faith, in consultation with Mr. Roberts.

Pre-Tax Profits shall be determined by the Committee in good faith, which shall certify in writing (to the extent required to meet the applicable requirements of Code Section 162(m)) as to the level of Pre-

Tax Profits achieved and the corresponding amount of Performance Bonus earned.

EXHIBIT C

RELEASE

We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to Spectrum Group International, Inc. to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under your Employment Agreement with Spectrum Group International, Inc. as amended and restated effective February 14, 2013 (the "Employment Agreement"), and more specifically enumerated in Attachment 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge the Company, its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the "Company") and the Company's past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter "those associated with the Company") with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment. You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990,42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974,29 U.S.C. § 1001 et seq., the Connecticut Fair Employment Practices Act, C.G.S. § 46a-51 et seq., and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age. You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys' fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release. Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with· the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of (i) your rights under the Employment Agreement or your right to enforce the Employment Agreement; (ii) any rights you may have to indemnification or insurance under any agreement, law, Company organizational document or policy or otherwise; (iii) any rights you may have to equity compensation or other compensation or benefits under the Company's equity, compensation or benefit plans; or (iv) your right to enforce this Release.

By signing this Release, you further agree as follows:

You have read this Release carefully and fully understand its terms;

You have had at least twenty-one (21) days to consider the terms of the Release;

You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company. After this seven (7) day period, this Release is final and binding and may not be revoked;

You have been advised to seek legal counsel and have had an opportunity to do so;

You would not otherwise be entitled to the benefits provided under your Employment Agreement had you not agreed to execute this Release; and

Your agreement to the terms set forth above is voluntary.

Name:
Signature:	Date:
Received by:	Date:

Attachment: Attachment 1- Schedule of Termination Payments and Benefits